Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES FDA APPROVAL OF
SCHERING-PLOUGH HEALTHCARE PRODUCTS’ ZEGERID OTC
Santarus earns $20 million milestone
SAN DIEGO (December 1, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved Schering-Plough HealthCare Products, Inc.’s, New Drug Application (NDA) for ZEGERID OTC™ Capsules (omeprazole/sodium bicarbonate) with a dosage strength of 20 mg of omeprazole for over-the-counter (OTC) treatment of frequent heartburn. Schering-Plough and Merck & Co., Inc. merged on November 3, 2009. The OTC heartburn market in the U.S. is estimated at $1.7 billion based on data from Information Resources, Inc., a market research firm, and company estimates.
The NDA was submitted by Schering-Plough under the terms of a license agreement for OTC proton pump inhibitor (PPI) products using Santarus’ proprietary technology. Upon approval of ZEGERID OTC, Santarus earned a $20 million milestone and may be entitled to receive up to an additional $37.5 million in sales milestones. Santarus will also be entitled to a low double-digit royalty, subject to adjustment in certain circumstances, on net sales of any ZEGERID OTC products sold by Schering-Plough HealthCare Products under the license agreement. In turn, Santarus will be obligated to pay royalties to the University of Missouri on net sales of any such OTC products.
“We are pleased that Schering-Plough HealthCare Products has achieved this significant regulatory milestone for ZEGERID OTC and we look forward to seeing the product on retail store shelves across the United States in the first half of 2010,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We believe the consumer advertising and publicity associated with the launch of ZEGERID OTC will increase awareness of the ZEGERID® brand.”
“The introduction of ZEGERID OTC also allows Santarus to further leverage its proprietary technology through participation in the consumer market for PPIs in addition to the prescription market,” he added.
Santarus is continuing to manufacture, promote and sell its ZEGERID (omeprazole/sodium bicarbonate) prescription products in both 20 mg and 40 mg dosage strengths of omeprazole in the U.S. prescription market for PPI products. Approximately 96% of ZEGERID Capsules prescriptions are written for the 40 mg dosage strength. Prescription strength ZEGERID is indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), for the short-term treatment of erosive esophagitis diagnosed by endoscopy, for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months), and for short-term treatment of active benign gastric ulcers and active duodenal ulcers.

Important Safety Information about Prescription Strength ZEGERID Capsules and Powder for Oral Suspension
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In 178 critically ill patients treated with ZEGERID Powder for Oral Suspension, adverse events generally reflected the serious, underlying medical condition of the patients, but some adverse events occurred with more frequency in patients treated with ZEGERID Powder for Oral Suspension than in those treated with the comparator (acid-controlling) drug. For more information about these and other events, please see Table 13 of the full Prescribing Information at www.Zegerid.com. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID Capsules contain 304 mg of sodium per dose. ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose. This should be taken into consideration for patients on a sodium-restricted diet.
Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
Since both 20 mg and 40 mg ZEGERID contain the same amount of sodium bicarbonate (1100 mg in capsules, 1680 mg in packets of powder for oral suspension), two 20 mg capsules are not equivalent to, and should not be substituted for, one 40 mg capsule, and two 20 mg packets are not equivalent to, and should not be substituted for, one 40 mg packet.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/ sodium bicarbonate), which is a prescription drug indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in travelers’ diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated launch timing for ZEGERID OTC. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the timing for launch of ZEGERID OTC; whether Schering-Plough is able to generate market demand and acceptance for ZEGERID OTC and, in turn, generate sales milestones and royalty payments for Santarus; whether the introduction of ZEGERID OTC increases awareness of the ZEGERID brand; Schering-Plough’s level of commitment, the potential for termination of the licensing arrangement and other risks related to the licensing arrangement; the scope and validity of patent protection for ZEGERID products, including the timing and outcome of the patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
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